Exhibit 5.1

[EHP Letterhead]

Luxembourg, April 29, 2009 (a.m. – CET)

ArcelorMittal S.A.

19, Avenue de la Liberté

Luxembourg

Re: Legal opinion

Dear Sirs,

1. We have acted as your Luxembourg counsel in connection with the filing by ArcelorMittal, a société anonyme organised under the laws of Luxembourg (the “Company”), of a registration statement on Form F-3 (the “Registration Statement”) filed on 28th April 2009 (p.m. NY time) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) relating to the offering from time to time, together or separately and in one or more series (if applicable) of unsecured Debt Securities (the “Debt Securities”) which may be convertible into common shares without nominal value of the Company (the “Shares”).

2. The Debt Securities will be issued under an indenture (the “Indenture”) with the Depository Trust Company between the Company and HSBC Bank USA, National Association, as trustee.

3. The Company is filing a Registration Statement on Form F-3 with the Commission to register the Debt Securities . This opinion is rendered to you in order to be filed as an exhibit to the Registration.

4. For the purpose of this opinion, we have reviewed the following documents:

4.1.

the Company’s restated articles of association (statuts coordonnés) as at May 13, 2008 as provided to us by the Company and as published in the Company’s file with the Luxembourg trade and companies register on April 28, 2009 (the “Articles”);

4.2.	the documents on file with the Luxembourg Register of Commerce and Companies on April 28, 2009;

4.3.	the form of the Indenture included in Exhibit 4.1 to the Registration Statement; and

4.4.	the Registration Statement.

The documents listed under paragraphs 4.1 through [4.4] are hereinafter referred to as the “Documents”.

We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed necessary as a basis for the opinions hereinafter expressed.

For this opinion, we have relied on the accuracy and completeness of the Articles and that they correctly reflect the issued share capital of the Company. We have assumed that all copies of documents that we have reviewed conform to the originals, that all originals are genuine and complete and that each signature is the genuine signature of the individual concerned. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed, and (ii) that the Debt Securities will conform to the form thereof that we have reviewed] and will be duly authenticated in accordance with the terms of the Indenture.

5. This opinion is confined to matters of Luxembourg law (as defined below). Accordingly, we express no opinion with regard to any system of law other than the laws of Luxembourg as they stand as of the date hereof and as such laws as of the date hereof have been interpreted in published case law of the courts of Luxembourg (“Luxembourg law”). This opinion speaks as of the date hereof. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion letter in any respect.

6. On the basis of the above assumptions and subject to the qualifications set out below, having considered the Documents listed above and having regard to all applicable laws of Luxembourg, we are of the opinion that:

6.1.

the Company is duly incorporated in Luxembourg as a public limited liability company (société anonyme) with power to carry on its business and validly in existence under Luxembourg law and its Articles. The Company possesses the capacity (i) to be sued and (ii) to sue;

6.2.

the Company has all the necessary corporate power and authority to issue and deliver the Debt Securities and, upon the Board of Directors resolving the issue of Debt Securities, the Company shall have taken all necessary corporate action, and no other action is required to be taken, to authorise the issuance and delivery of the Debt Securities except that (i) with respect to the issue of Debt Securities convertible into Shares, the Company does not currently have standing corporate authorisation to issue shares to satisfy conversion requests and that (ii) the issue of Debt Securities convertible into Shares requires the issue of an auditor’s report;

6.3.	the existing Shares are validly issued and fully paid.

We express no opinion on the legality, validity or enforceability of the Debt Securities under the laws of New York.

7. This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors. Insofar as the foregoing opinions relate to the valid existence of the Company, they are based solely on the Articles and on our above described search at the Luxembourg Register of Commerce and Companies. However such a search is not capable of conclusively revealing whether or not any bankruptcy (faillite), compulsory liquidation (liquidation judiciaire), re-organisation, reconstruction reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or composition with creditors (concordat) proceedings or voluntary dissolution and liquidation proceedings have been initiated and the relevant corporate documents (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver, manager, administrator or administrative receiver) may not be held at the Luxembourg Register of Commerce and Companies immediately and there may be a delay in the relevant notice appearing on such files.

8. This opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matters.

9. This opinion is governed by Luxembourg law and the Luxembourg courts shall have exclusive jurisdiction thereon.

10. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statements and the related base prospectus under the heading “Validity of Securities”, as Luxembourg counsel for the Company. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statements, including this Exhibits, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Yours faithfully,

s/Philippe Hoss

Philippe Hoss